Exhibit 21

LIST OF SUBSIDIARIES OF NOVAVAX, INC.

      Micro-Pak, Inc., a Delaware corporation

      Micro Vesicular Systems, Inc., a Delaware corporation

      Lipovax, Inc., a Delaware corporation

      Fielding Pharmaceutical Company, a Delaware corporation